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                                                                    EXHIBIT 4.36

                            EQUIPMENT LEASE AGREEMENT

                                     Between

                       NANJING SHANDA NETWORKING CO., LTD.

                                       and

               SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

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                           EQUIPMENT LEASING AGREEMENT

THIS EQUIPMENT LEASING AGREEMENT ("this Agreement") is entered into December 28, 2004, by and between Nanjing Shanda Networking Co., Ltd. ("Nanjing Shanda"), a company organized and existing under the laws of the People's Republic of China (the "PRC"), and Shengqu Information Technology (Shanghai) Co., Ltd. ("Shengqu"), a wholly foreign-owned enterprise organized and existing under the laws of the PRC. Each of Nanjing Shanda and Shengqu shall hereinafter individually be referred to as a "Party" and collectively as the "Parties".

1 DEFINITIONS

Unless this Agreement otherwise defines or the context otherwise requires, the following terms shall have the meanings given to them below when used in this
Agreement:

1.1 "Term" shall mean the term of this Agreement as stated in Article 2.3 hereof.

1.2 "Equipment" shall mean the equipment leased by Shengqu to Nanjing Shanda as requested by Nanjing Shanda from time to time. The specific description of each piece of Equipment shall be set forth in a confirmation letter.

2 GENERAL TERMS

2.1 Shengqu hereby agrees to lease to Nanjing Shanda, and Nanjing Shanda hereby agrees to rent from Shengqu, the Equipment pursuant to the terms and conditions of this Agreement.

2.2 Unless otherwise agreed by Shengqu in writing, Nanjing Shanda shall not rent any Equipment from any third party.

2.3 This Agreement shall be effective upon execution hereof by the authorized representatives of the Parties and shall remain effective for a period of one (1) year.

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2.4   The rent payable by Nanjing Shanda to Shengqu under this Agreement shall be 4.2% of the original value of the leased Equipment per month (the "Rent"). Nanjing Shanda shall pay Rental to Shengqu on a quarterly basis.

3 RENT

3.1 In consideration of the use of Equipment by Nanjing Shanda pursuant to this Agreement and as long as this Agreement is not terminated by the Parties hereto, Nanjing Shanda shall pay Shengqu the Rent set forth in
      Section 2.4 hereof on a quarterly basis in accordance with Section 3.2,
      3.3 and 3.4 below.

3.2 The Rent for each quarter shall be payable within thirty days of the last day of such quarter.

3.3 The Rent shall be paid in the currency of RMB to a bank account opened with a PRC bank by Shengqu (Shengqu shall provide Nanjing Shanda with the details of such account).

3.4 In the event that Nanjing Shanda fails to pay the Rent to Shengqu on the due date under this Agreement, Shengqu shall be entitled to press for payment of the Rent payable by issuing a written notice to Nanjing Shanda. Upon receipt of such notice, Nanjing Shanda shall thereafter pay Shengqu an overdue interest on the amount outstanding. The annual rate of such overdue interest shall be the aggregate of (i) the annual interest rate for short term commercial loans published on such due date by the People`s Bank of China, and (ii) two percent (2%).

3.5 The Rent paid by Nanjing Shanda to Shengqu under this Agreement shall be the only amounts payable by Nanjing Shanda with respect of the leasing of the Equipment hereunder by Nanjing Shanda. Unless otherwise expressly provided herein, Nanjing Shanda shall not be requested nor obliged to pay any other amount to Shengqu with respect of Shengqu's leasing the Equipment to Nanjing Shanda or the performing of the obligations hereunder by Shengqu.

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4 DELIVERY OF THE EQUIPMENTS

Upon request of Nanjing Shanda, Shengqu shall deliver the Equipment, including all documents necessary for the use of the Equipment, to Nanjing Shanda in a timely manner.

5 EXTENSION OF AGREEMENT

This Agreement shall remain effective during the term hereof, which will be automatically renewed for another one (1) year upon expiration of each term unless Shengqu notifies Nanjing Shanda of its intention not to renew thirty (30) days before the current term expires.

6 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the PRC.

7 EXECUTION

This Agreement shall become effective upon the execution hereof by the duly authorised representative of each Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

NANJING SHANDA NETWORKING CO., LTD.

By: ________________________
Name: Tang Jun
Title: General Manager

SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO. LTD.

By: _________________________
Name: Chen Tianqiao
Title: Board Chairman

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